Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made and entered into as of May 1, 2013 (the “Effective Date”), by China Gerui Advanced Materials Group Limited, a British Virgin Islands company (the “Company”), and Cambelle-Inland, LLC, a Delaware limited liability company (“C-I”). Each of the Company and C-I is referred to as a “Party” and the Company and C-I are collectively referred to as the “Parties.”

Recitals

A.	The Company and C-I desire to pursue a consulting and strategic relationship.

B.	The Company and C-I are executing that certain Warrant Agreement, dated as of even date herewith (the “Warrant Agreement”), whereby the Company is issuing a warrant (the “Warrant”) on that certain Form of Warrant, as attached to the Warrant Agreement (the “Form of Warrant”), for the purchase of ordinary shares of the Company’s capital stock (the “Shares”).

C.	Pursuant to the terms of the Warrant Agreement, the Company has agreed to provide to C-I registration rights with respect to the Registrable Securities (as defined herein) as set forth in this Agreement.

AGREEMENT

Now, therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.          Definitions.

For purposes of this Agreement:

1.1           “Affiliate” of a Person means any Person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, such other Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.2           “Holder” means a Person that (i) is a Party to this Agreement (or a permitted transferee under Section 9 hereof) and (ii) owns Registrable Securities. C-I is the initial Holder.

1.3           “FINRA” means the Financial Industry Regulatory Authority, Inc.

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1.4           “Participating Holders” means Holders participating, or electing to participate, in an offering of Registrable Securities.

1.5           “Person” means any individual, firm, corporation, company, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of any such entity.

1.6           “Registrable Securities” means the Shares issuable upon the exercise of the Warrant and any other securities issued in exchange for such Shares (collectively, the “Warrant Shares”), or in any reclassification, share combination, share subdivision, share dividend, share exchange, merger, consolidation or similar transaction or event with respect to such Warrant Shares, each upon original issuance thereof and at all times subsequent thereto. For the purposes of this Agreement, any Registrable Securities will cease to be a Registrable Securities when (A) a registration statement covering such Registrable Securities has been declared effective, for the period that such Registration Statement remains effective; or (B) they may be distributed to the public pursuant to Rule 144 (or any similar provision then in force) under the Securities Act of 1933, as amended (the “Securities Act”).

1.7           “Registration Expenses” mean all expenses (other than underwriting or brokerage discounts and commissions) arising from or incident to the performance of, or compliance with, this Agreement, including, without limitation, (i) SEC, stock exchange, FINRA and other registration and filing fees, (ii) all reasonable and documented fees and expenses incurred by the Company in connection with complying with any securities or blue sky laws (including, without limitation, fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Company (excluding any expenses arising from any special audits or “comfort letters” (defined at Section 5.1(xii)) required in connection with or incident to any registration), (v) the fees, charges and disbursements of any special experts retained by the Company in connection with any registration pursuant to the terms of this Agreement, (vi) all internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (vii) the fees and expenses incurred by the Company in connection with the listing of the Registrable Securities on any securities exchange or NASDAQ, (viii) Securities Act liability insurance (if the Company elects to obtain such insurance), regardless of whether any Registration Statement filed in connection with such registration is declared effective, (ix) the reasonable fees, charges and disbursements of a single special counsel for all Holders of Registrable Securities and (x) the reasonable fees, charges and disbursements of counsel for the underwriter or underwriters of such securities (if the Company and/or the Holders are required to bear such fees, charges and disbursements).

1.8           “Registration Statement” shall mean any Registration Statement of the Company filed with the SEC on the appropriate form pursuant to the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all materials incorporated by reference therein.

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1.9           “SEC” or “Commission” means the United States Securities and Exchange Commission.

1.10         “Selling Expenses” shall mean the underwriting fees, discounts, selling commissions, and stock transfer taxes applicable to, and any fees and expenses arising from any special audits or “comfort letters” required in connection with or incident to, all Registrable Securities registered by the Participating Holders.

2.          Required Registration.

2.1           Effective Registration.

(i)          On or before the date that is ninety (90) days after the Effective Date (the “Registration Rights Commencement Date”), the Company shall file with the SEC (a) one Registration Statement under the Securities Act in respect of the Holders so as to permit a non-underwritten public offering and resale of all outstanding Registrable Securities by the Holders as selling stockholders and, subject to SEC regulations, not as underwriters or (b) if eligible, a “shelf” registration statement pursuant to Rule 415 under the Securities Act and/or any similar Rule that may be adopted by the Commission (“Rule 415”) with respect to all of the outstanding Registrable Securities (the “Required Registration Statement”); provided, however, that if the Board of Directors of the Company determines that the filing of such Required Registration Statement is not in the best interests of the Company or its shareholders, the filing of such Required Registration Statement may be delayed for up to ninety (90) days in the aggregate.

(ii)         This Agreement shall constitute the consent of each Holder of Registrable Securities to the inclusion of such securities in any Required Registration Statement upon its effectiveness, except with respect to any Registrable Securities the Holder of which notifies the Company in writing no later than the date of filing the Required Registration Statement that it does not wish its Registrable Securities to be included in the Required Registration Statement. The Holders shall not have piggyback registration rights during the period in which the Required Registration Statement is effective. Notwithstanding the foregoing or any previous filing of a Required Registration Statement on Form F-1, if, on or after the Registration Rights Commencement Date, the Company is eligible to use Form F-3 (or any successor form), the Company shall promptly file a Required Registration Statement on Form F-3 with respect to all of the outstanding Registrable Securities.

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(iii)        The Company agrees to use its commercially reasonable efforts to have the Required Registration Statement declared effective as soon as reasonably practicable after such filing but in no event later than one hundred eighty (180) days after the initial date on which the Required Registration Statement is filed with the Commission and to keep the Required Registration Statement continuously effective under the Securities Act until the date which is (a) four (4) years from the date of filing, provided the Required Registration Statement is on Form F-3 (or any successor form) and qualifies under Rule 415 or (b) one hundred eighty (180) days if the Required Registration Statement is on any form other than Form F-3 (or any successor form) and/or does not qualify under Rule 415 (such applicable period, the “Effectiveness Period”), or such shorter period ending when all Registrable Securities covered by the Required Registration Statement (x) have been sold in the manner set forth and as contemplated in the Required Registration Statement or (y) may be sold under Rule 144, provided, however, that the effectiveness of the Required Registration Statement may be terminated earlier to the extent that (a) none of the Registrable Securities registered therein are outstanding (but not prior to the expiration of the 90-day period referred to in Section 4(3) of the Securities Act or Rule 174 thereunder, if applicable) or (b) none of such securities are then Registrable Securities. The Company will notify the Participating Holders of the effectiveness of the Required Registration Statement within one business day of such event.

(iv)         The Company further agrees, if necessary, to supplement or amend the Required Registration Statement, as required by the registration form utilized by the Company or by the instructions applicable to such registration form or by the Securities Act or the rules and regulations thereunder or as reasonably requested (which request shall result in the filing of a supplement or amendment subject to approval thereof by the Company, which approval shall not be unreasonably withheld) by any seller or any managing underwriter of Registrable Securities to which the Required Registration Statement relates, including without limitation, such supplements and amendments necessary to permit underwritten sales under the Required Registration Statement, and the Company agrees to furnish to the Holders of Registrable Securities (and any managing underwriter) copies, in substantially the Form proposed to be used and/or filed, of any such supplement or amendment prior to its being used and/or filed with the Commission. If the Required Registration Statement is on Form F-3 and qualifies under Rule 415, the Company shall amend or supplement the Required Registration Statement no less frequently than every thirty (30) days to update the list of selling Holders of Registrable Securities pursuant to written requests by such Holders. A Required Registration Statement may include securities other than Registrable Securities.

2.2           Selection of Underwriters and Counsel. If any offering by the Holders pursuant to the Required Registration Statement involves an underwritten offering, any Holder or Holders of an aggregate of at least fifty percent (50%) of the Registrable Securities then outstanding shall have the right to select the investment banker or bankers and manager or managers to administer the offering and one counsel to the sellers of Registrable Securities in such offering, which investment bankers and managers shall be reasonably satisfactory to the Company. The Holders shall pay all underwriting discounts and commissions or placement or other fees or expenses of such investment banker or bankers, manager or managers and counsel and all other Selling Expenses.

3.          Piggyback Registrations.

3.1           Right to Include Registrable Securities. From and after the date that is one hundred eighty days (180) after the Effective Date, each time that the Company proposes for any reason to register any of its Shares under the Securities Act, either for its own account or for the account of a stockholder or stockholders exercising demand registration rights other than pursuant to a Registration Statement on Forms F-4 or F-8 (or similar or successor forms) (a “Proposed Registration”), the Company shall promptly give written notice of such Proposed Registration to all of the Holders (which notice shall be given not less than thirty (30) days prior to the expected effective date of the Company’s Registration Statement) and shall offer such Holders the right to request inclusion of any of such Holder’s Shares (to the extent they constitute Registrable Securities) in the Proposed Registration. No registration pursuant to this Section 3 shall relieve the Company of its obligation to register Registrable Securities pursuant to Section 2 hereof. The rights to piggyback registration may be exercised on an unlimited number of occasions.

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3.2           Piggyback Procedure. Each Holder of Registrable Securities shall have ten (10) days from the date of receipt of the Company’s notice referred to in Section 3(a) above to deliver to the Company a written request specifying the number of Registrable Securities such Holder intends to sell and such Holder’s intended method of disposition. Any Holder shall have the right to withdraw such Holder’s request for inclusion of such Holder’s Registrable Securities in any Registration Statement pursuant to this Section 3 by giving written notice to the Company of such withdrawal; provided, however, that the Company may ignore a notice of withdrawal made within twenty-four (24) hours of the time the Registration Statement is expected by the Company to become effective. Subject to Sections 3.4 and 3.5 below, the Company shall use its commercially reasonable efforts to include in such Registration Statement all such Registrable Securities so requested to be included therein; provided, however, that the Company may at any time withdraw or cease proceeding with any such Proposed Registration if it shall at the same time withdraw or cease proceeding with the registration of all other shares of Shares originally proposed to be registered. In the event that the Proposed Registration by the Company is, in whole or in part, an underwritten public offering of securities of the Company, any request under this Section 3.2 shall specify that the Registrable Securities be included in the underwriting on the same terms and conditions as the shares, if any, otherwise being sold through underwriters under such registration.

3.3           Selection of Underwriters. The managing underwriter for any Proposed Registration that involves an underwritten public offering shall be one or more reputable nationally recognized investment banks selected by the Company.

3.4           Priority for Piggyback Registration on Company’s Registration. Notwithstanding any other provision of this Section 3, if the managing underwriter of an underwritten public offering determines and advises the Company and the Holders in writing that the inclusion of all shares of Registrable Securities proposed to be included by the Holders in the underwritten public offering would adversely interfere with the successful marketing of the Company’s securities, then the Company shall only be required to include in the offering the number of such securities that the underwriters determine in their sole discretion will not jeopardize the success of the offering. The securities so included in the offering shall be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each such selling shareholder or in such other proportion as shall mutually be agreed to by such selling shareholders; provided, however, that the number of Registrable Securities of Holders shall not be reduced to less than 30% of any offering.

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3.5           Priority for Piggyback Registration on Others’ Registration. Notwithstanding any other provision of this Section 3, if the managing underwriter of an underwritten public offering determines and advises the Company and the Holders in writing that the inclusion of all shares of Registrable Securities proposed to be included by the Holders in the underwritten public offering would adversely interfere with the successful marketing of the securities of stockholders, other than the Holders, exercising demand registration rights (the “Demanding Holders”), then the Holders shall not be permitted to include any shares in excess of the amount, if any, of shares that the managing underwriter of such underwritten public offering shall reasonably and in good faith agree in writing to include in such public offering in addition to the amount of securities to be registered for such Demanding Holders. Subject to the immediately preceding sentence, the Company will be obligated to include in such Registration Statement, as to each Participating Holder, only a portion of the shares such Participating Holder has requested be registered equal to the ratio that such Participating Holder’s requested shares bears to the total number of shares requested to be included in such Registration Statement by all Participating Holders who have requested that their shares be included in such Registration Statement. It is acknowledged by the parties hereto that pursuant to the foregoing provision, the securities to be included in a registration initiated by Demanding Holders shall be allocated: (i) first, to the Demanding Holders; (ii) second, to the Company; and (iii) third, pari passu to the Participating Holders and any others requesting registration of securities of the Company provided, however, that the number of Registrable Securities of Holders shall not be reduced to less than 30% of any offering.

4.          Blackout Periods.

4.1           Following the filing of the Required Registration Statement, upon written notice from the Company to the Participating Holders that the Company determines in the good faith judgment of the Board of Directors of the Company, based on the advice of counsel, that the filing of any Registration Statement or the sale of Registrable Securities pursuant to the Registration Statement would require disclosure of material non-public information, the disclosure of which would have a material adverse effect on the Company, the Company may, (x) if the Registration Statement has not yet been filed, delay such filing, (y) if the Registration Statement has been filed but has not yet become effective, cease taking steps to cause the Registration Statement to become effective, and (z) if the Registration Statement has already become effective, immediately suspend the Participating Holders’ sale of Registrable Securities pursuant to such Registration Statement until the earlier of:

(i)          the date upon which such material information is disclosed to the public or ceases to be material; and

(ii)         such time as the Company notifies the selling Holders that the Company will no longer delay such filing of the Registration Statement, recommence taking steps to make such Registration Statement effective or allow sales pursuant to such Registration Statement to resume.

(The period during which the Company delays the filing of the Registration Statement, ceases taking steps to cause the Registration Statement to become effective or suspends sales of Registrable Securities is hereinafter called a “Blackout Period”.)

4.2           The Company shall use its reasonable efforts to provide such notice a reasonable number of days prior to the commencement of such a Blackout Period; provided, however, that in any event the Company shall provide such notice no later than the commencement of such Blackout Period.

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4.3           Notwithstanding contrary provisions in this Section 4, the Company shall limit its use of Blackout Periods, in the aggregate, to twenty five (25) business days in any ninety (90) day period and sixty (60) business days in any twelve (12)-month period.

4.4           The Company may also suspend the effectiveness of any Required Registration Statement or may without suspending such effectiveness, instruct the Holders of Registrable Securities included in a Required Registration Statement not to sell such securities, during any period during which the Company is instructed, directed, ordered or otherwise requested by any governmental agency or self-regulatory organization to stop or suspend such trading or sales (a “Supplemental Blackout Period”).

5.          Registration Procedures.

5.1           Obligations of the Company. Whenever registration of Registrable Securities is required pursuant to this Agreement, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof as promptly as possible, and in connection with any such request, the Company shall, as expeditiously as possible:

(i)          Preparation of Registration Statement; Effectiveness. Prepare and file with the SEC within the period required hereunder, a Registration Statement on any Form on which the Company then qualifies, which counsel for the Company shall deem appropriate and pursuant to which such offering may be made in accordance with the intended method of distribution thereof (except that the Registration Statement shall contain such information as may reasonably be requested for marketing or other purposes by the managing underwriter), and use its commercially reasonable efforts to cause any registration required hereunder to become effective as soon as practicable after the initial filing thereof;

(ii)         Participation in Preparation. Provide any Participating Holder, any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney, accountant or other agent retained by any Participating Holder or underwriter (each, an “Inspector” and, collectively, the “Inspectors”), the opportunity to participate in the preparation of such Registration Statement, each prospectus included therein or filed with the SEC and each amendment or supplement thereto;

(iii)        Due Diligence. For a reasonable period prior to the filing of any Registration Statement pursuant to this Agreement, make available for inspection and copying by the Inspectors such financial and other information and books and records, pertinent corporate documents and properties of the Company and its subsidiaries and cause the officers, directors, employees, counsel and independent certified public accountants of the Company and its subsidiaries to respond to such inquiries and to supply all information reasonably requested by any such Inspector in connection with such Registration Statement, as shall be reasonably necessary, in the judgment of the respective counsel referred to in Section 5.1(ii), to conduct a reasonable investigation within the meaning of the Securities Act; provided, however, that if requested by the Company, each Inspector shall enter into a confidentiality agreement with the Company prior to participating in the preparation of the Registration Statement or the Company’s release or disclosure of confidential information to such Inspector;

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(iv)         General Notifications. Promptly notify in writing the Participating Holders, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold, (a) when such Registration Statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to any such Registration Statement or any post-effective amendment, when the same has become effective, (b) when the SEC notifies the Company whether there will be a “review” of such Registration Statement and (c) of any comments (oral or written) by the SEC and by the blue sky or securities commissioner or regulator of any state with respect thereto or (d) of any request by the SEC for any amendments or supplements to such Registration Statement or the prospectus or for additional information;

(v)          10b-5 Notification. Promptly notify in writing the Participating Holders, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold pursuant to any Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act upon discovery that, or upon the happening of any event as a result of which, any prospectus included in such Registration Statement (or amendment or supplement thereto) contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and the Company shall as soon as possible prepare a supplement or amendment to such prospectus and file it with the SEC so that after delivery of such prospectus, as so amended or supplemented, to the purchasers of such Registrable Securities, such prospectus, as so amended or supplemented, shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(vi)         Notification of Stop Orders; Suspensions of Qualifications and Exemptions. Promptly notify in writing the Participating Holders, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold of the issuance by the SEC of (A) any stop order issued or threatened to be issued by the SEC or (B) any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and the Company agrees to use its commercially reasonable efforts to (x) prevent the issuance of any such stop order, and in the event of such issuance, to obtain the withdrawal of any such stop order and (y) obtain the withdrawal of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction at the earliest practicable date;

(vii)        Amendments and Supplements; Acceleration. Prepare and file with the SEC such amendments, including post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for the applicable time period required hereunder and if applicable, file any Registration Statements pursuant to Rule 462(b) under the Securities Act; cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act; and comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement as so amended or in such prospectus as so supplemented. If a majority in interest of the Participating Holders so request, to request acceleration of effectiveness of the Registration Statement from the SEC and any post-effective amendments thereto, if any are filed; provided, however, that at the time of such request, the Company does not in good faith believe that it is necessary to amend further the Registration Statement in order to comply with the provisions of this subparagraph. If the Company wishes to further amend the Registration Statement prior to requesting acceleration, it shall so amend as soon as possible prior to requesting acceleration;

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(viii)      Copies. Furnish as promptly as practicable to each Participating Holder and Inspector prior to filing a Registration Statement or any supplement or amendment thereto, copies of such Registration Statement, supplement or amendment as it is proposed to be filed, and after such filing such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents as each such Participating Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Participating Holder, which documents, other than documents incorporated or deemed incorporated by reference, will be subject to the reasonable review of the Holders for a period of not more than two (2) business days; and the Company agrees to (a) incorporate in such documents any comments from the Holders that reflect the correction of what any Holder reasonably believes to be a material misstatement or omission of a material fact with respect to such Holder or its plan of resale, and (ii) make reasonable efforts to incorporate any other reasonable comments of any Holder in such documents;

(ix)         Blue Sky. Use its commercially reasonable efforts to, prior to any public offering of the Registrable Securities, register or qualify (or seek an exemption from registration or qualification) such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Participating Holder or underwriter may reasonably request, and to continue such qualification in effect in each such jurisdiction for as long as is permissible pursuant to the laws of such jurisdiction, or for as long as a Participating Holder or underwriter reasonably requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things that may be reasonably necessary or advisable to enable any Participating Holder to consummate the disposition in such jurisdictions of the Registrable Securities; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent of process in any such states or jurisdictions or subject itself to material taxation in any such state or jurisdiction, but for this subparagraph unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder;

(x)          Other Approvals. Use its commercially reasonable efforts to obtain all other approvals, consents, exemptions or authorizations from such governmental agencies or authorities as may be reasonably necessary to enable the Participating Holders and underwriters to consummate the disposition of Registrable Securities;

(xi)         Agreements. Enter into customary agreements (including any underwriting agreements in customary form), and take such other actions as may be reasonably required in order to expedite or facilitate the disposition of Registrable Securities;

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(xii)        “Cold Comfort” Letter. Obtain a “cold comfort” letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing underwriter may reasonably request;

(xiii)      Legal Opinion. Furnish, at the request of any underwriter of or Holder of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration, an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the Holders, and the placement agent or sales agent, if any, thereof and the underwriters, if any, thereof, covering such legal matters with respect to the registration in respect of which such opinion is being given as such underwriter may reasonably request and as are customarily included in such opinions;

(xiv)        SEC Compliance. Use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC;

(xv)         Certificates, Closing. Provide officer’s certificates and other customary closing documents;

(xvi)        FINRA. Cooperate with each Participating Holder and each underwriter participating in the disposition of such Registrable Securities and underwriters’ counsel in connection with any filings required to be made with FINRA;

(xvii)      Transfer Agent, Registrar and CUSIP. Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case, no later than the effective date of such registration; and

(xviii)     Listing of Registrable Securities. Use its commercially reasonable efforts to cause all Registrable Securities included in the Registration Statement to be listed on the New York Stock Exchange, NASDAQ or each securities exchange (or any successor to such entities) on which securities of the same class are then listed, or, if not then listed on any securities exchange, to be eligible for trading in any over-the-counter market or trading system in which securities of the same class are then traded.

5.2           Seller Information. The Company may require each Participating Holder as to which any registration of such Holder’s Registrable Securities is being effected to furnish to the Company such information regarding such Participating Holder and such Participating Holder’s method of distribution of such Registrable Securities as the Company may from time to time reasonably request. If a Participating Holder refuses to provide the Company with any of such information on the grounds that it is not necessary to include such information in the Registration Statement, the Company may exclude such Participating Holder’s Registrable Securities from the Registration Statement if the Company provides such Participating Holder with an opinion of counsel to the effect that such information must be included in the Registration Statement and such Participating Holder continues thereafter to withhold such information. The exclusion of a Participating Holder’s Registrable Securities shall not affect the registration of the other Registrable Securities to be included in the Registration Statement.

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5.3           Notice to Discontinue. Each Participating Holder whose Registrable Securities are covered by a Registration Statement filed pursuant to this Agreement agrees that, upon receipt of written notice from the Company of the happening of any event of the kind described in Section 5.1(v), such Participating Holder shall forthwith discontinue the disposition of Registrable Securities until such Participating Holder receives the copies of the supplemented or amended prospectus contemplated by Section 5.1(v) or until it is advised in writing by the Company that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings that are incorporated by reference into the prospectus, and, if so directed by the Company in the case of an event described in Section 5.1(v), such Participating Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Participating Holder’s possession, of the prospectus covering such Registrable Securities that is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement is to be maintained effective by the number of days during the period from and including the date of the giving of such notice pursuant to Section 5.1(v) to and including the date when the Participating Holder shall have received the copies of the supplemented or amended prospectus contemplated by, and meeting the requirements of, Section 5.1(v).

5.4           Registration Expenses. All Registration Expenses shall be borne by the Company.

6.          Indemnification.

6.1           Indemnification by the Company. The Company agrees, notwithstanding termination of this Agreement, to indemnify and hold harmless to the fullest extent permitted by law, each Holder, each of its directors and officers, and each Person who controls (within the meaning of the Securities Act or the Exchange Act) any Holder, and each underwriter and each Person who controls (within the meaning of the Securities Act or the Exchange Act) any underwriter (collectively, “Holder Indemnified Parties”) from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable costs of investigation and fees, disbursements and other charges of counsel and any amounts paid in settlement effected with the Company’s consent, which consent shall not be unreasonably withheld or delayed) or other liabilities (collectively, “Losses”) to which any such Holder Indemnified Party may become subject under the Securities Act, Exchange Act, any other federal law, any state or common law or any Rule or regulation promulgated thereunder or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) are resulting from or arising out of or based upon any of the following statements, omissions or violations by the Company: (i) any untrue, or alleged untrue, statement of a material fact contained in any Registration Statement, prospectus or preliminary prospectus (as amended or supplemented) or any document incorporated by reference in any of the foregoing, (ii) any omission or alleged omission to state in any Registration Statement, prospectus or preliminary prospectus (as amended or supplemented) or any document incorporated by reference in any of the foregoing a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made), not misleading or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any Rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law, or any other law (collectively, “Applicable Laws”) in connection with the offering covered by such Registration Statement. The Company will promptly reimburse each such Holder Indemnified Party for any legal and any other Losses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability, action or investigation or proceeding (collectively, a “Claim”); provided, however, that the Company shall not be liable to any Holder Indemnified Party for any Losses that arise out of or are based upon (x) written information provided by a Holder Indemnified Party expressly for use in the Registration Statement or (y) sales of Registrable Securities by a Holder Indemnified Party to a Person to whom there was not sent or given, at or before the written confirmation of such sale, a copy of the prospectus (excluding documents incorporated by reference) or the prospectus as then amended or supplemented (excluding documents incorporated by reference) if the Company has previously furnished in a timely manner a reasonable number of copies thereof to such Holder Indemnified Party in compliance with this Agreement and the Losses of such Holder Indemnified Party results from an untrue statement or omission of a material fact contained in such preliminary prospectus that was corrected in the prospectus (or the prospectus as then amended or supplemented). Such indemnity obligation shall remain in full force and effect regardless of any investigation made by or on behalf of the Holder Indemnified Parties and shall survive the transfer of Registrable Securities by such Holder Indemnified Parties.

6.2           Indemnification by Holders. In connection with any proposed registration in which a Holder is participating pursuant to this Agreement, each such Holder shall furnish to the Company in writing such information with respect to such Holder as the Company may reasonably request or as may be required by law for use in connection with any Registration Statement or prospectus or preliminary prospectus to be used in connection with such registration and each Holder agrees, severally and not jointly, to indemnify and hold harmless the Company, any underwriter and their respective directors, officers, partners, employees, advisors and agents, their respective Affiliates and each Person who controls (within the meaning of the Securities Act or the Exchange Act) any of such Persons (collectively, the “Company Indemnified Parties”) to the same extent as the foregoing indemnity from the Company to the Holders as set forth in Section 6.1 (subject to the exceptions set forth in the foregoing indemnity, the proviso to this sentence and applicable law), but only with respect to any such information furnished in writing by such Holder expressly for use therein or any violation or alleged violation by such Holder of any Applicable Law in connection with such Registration Statement; provided, however, that the liability of any Holder under this Section 6.2 shall be limited to the amount of the gross proceeds received by such Holder in the offering giving rise to such liability. Such indemnity obligation shall remain in full force and effect regardless of any investigation made by or on behalf of the Company Indemnified Parties and shall survive the transfer of Registrable Securities by such Holder.

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6.3           Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that, the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party hereunder unless and to the extent such Indemnifying Party is materially prejudiced by such failure. If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably consented to by such Indemnified Party, which such consent shall not be unreasonably withheld or delayed. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action, or (iii) the named parties to any such action (including, but not limited to, any impleaded parties) provide a legal opinion stating that the representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct. In the case of clause (ii) above and (iii) above, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld or delayed. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (B) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Party. The rights afforded to any Indemnified Party hereunder shall be in addition to any rights that such Indemnified Party may have at common law, by separate agreement or otherwise.

6.4            Contribution. If the indemnification provided for in this Section 6 from the Indemnifying Party is unavailable or insufficient to hold harmless an Indemnified Party in respect of any Losses referred to herein, then the Indemnifying Party, in lieu of indemnifying the Indemnified Party, shall contribute to the amount paid or payable by the Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party, as well as any other relevant equitable considerations. The relative faults of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the Indemnifying Party’s and Indemnified Party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 6.4 shall be limited to the amount of the gross proceeds received by such Holder in the offering giving rise to such liability. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 6.1, 6.2 and 6.3, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

The Parties acknowledge that it would not be just and equitable if contribution pursuant to this Section 6.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 6.4.

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7.          Rule 144; Other Exemptions. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and other rules and regulations of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company covenants that it shall (i) at all times, file in a timely manner all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder and (ii) take such further action as each Holder may reasonably request (including, but not limited to, providing any information necessary to comply with Rule 144, if available with respect to resales of the Registrable Securities under the Securities Act), all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (x) Rule 144 (if available with respect to resales of the Registrable Securities) under the Securities Act, as such rules may be amended from time to time or (y) any other rules or regulations now existing or hereafter adopted by the SEC.

8.          Certain Limitations On Registration Rights.  No Holder may participate in any Registration Statement hereunder unless such Holder completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents reasonably required under the terms of such underwriting arrangements and agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting agreement approved by the Holder or Holders entitled hereunder to approve such arrangements.

9.          Transfer of Registration Rights. The rights of a Holder hereunder may be transferred or assigned in connection with a transfer of Registrable Securities to (i) any Affiliate of a Holder, (ii) any subsidiary, parent, partner, retired partner, limited partner, shareholder or member of a Holder or (iii) any family member or trust for the benefit of any Holder. Notwithstanding the foregoing, such rights may only be transferred or assigned provided that all of the following additional conditions are satisfied: (a) such transfer or assignment is effected in accordance with applicable securities laws; (b) such transferee or assignee agrees in writing to become subject to the terms of this Agreement; and (c) the Company is given written notice by such Holder of such transfer or assignment, stating the name and address of the transferee or assignee and identifying the Registrable Securities with respect to which such rights are being transferred or assigned.

10.         Termination of Registration Rights. The rights contained in Sections 2, 3 and 9 hereof shall terminate and be of no further force and effect after the Registrable Securities (i) have been sold in the manner set forth and as contemplated in the Registration Statement or (ii) may be sold under Rule 144.

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11.         Miscellaneous.

11.1         Governing Law. The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware. Each of the Parties hereto and their assigns hereby consents to the exclusive jurisdiction and venue of the Courts of the State of Delaware and the United States District Court for the District of Delaware with respect to any matter relating to this Agreement, and performance of the Parties’ obligations hereunder and thereunder, the documents and instruments executed and delivered concurrently herewith or pursuant hereto and performance of the Parties’ obligations thereunder and each of the Parties hereto hereby consents to the personal jurisdiction of such courts and shall subject itself to such personal jurisdiction. Any action, suit or proceeding relating to such matters shall be commenced, pursued, defended and resolved only in such courts and any appropriate appellate court having jurisdiction to hear an appeal from any judgment entered in such courts. The Parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. Service of process in any action, suit or proceeding relating to such matters may be made and served within or outside the State of Delaware by registered or certified mail to the Parties and their representatives at their respective addresses specified in Section 11.8 hereof, provided that a reasonable time, not less than thirty (30) days, is allowed for response. Service of process may also be made in such other manner as may be permissible under the applicable court rules. THE PARTIES HERETO WAIVE TRIAL BY JURY.

11.2         Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the Parties hereto, including, without limitation and without the need for an express assignment, subsequent Holders of Registrable Securities.

11.3         Third Party Beneficiaries. This Agreement is entered into for the express benefit of the Holders of Registrable Securities. Accordingly, this Agreement may be enforced by and against Holders of Registrable Securities in the same manner and to the same extent as if such Holders had executed this Agreement.

11.4         Specific Performance. The Parties hereto specifically acknowledge that monetary damages are not an adequate remedy for violations of this Agreement, and that any party hereto may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or other such relief as such court may deem just and proper in order to enforce this agreement or prevent any violation hereof and, to the extent permitted by applicable law, to the extent the party seeking such relief would be entitled on the merits to obtain such relief, each Party waives any objection to the imposition of such relief.

11.5         Entire Agreement. This Agreement, along with the Warrant Agreement and Warrant, each between the parties hereto and of even date hereof constitutes the full and entire understanding and agreement among the Parties with regard to the subjects hereof and no Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

11.6         Severability. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the Parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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11.7         Amendment and Waiver. Except as otherwise provided herein, any term of this Agreement may not be amended, and the observance of any term of this Agreement may not be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), unless the Company and the then-Holders consent to such amendment or waiver in writing.

11.8         Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be effective when delivered personally, or sent by telex or telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested) in each case to the appropriate address set forth below:

If to the Company:	China Gerui Advanced Materials Group Limited
1 Shuanghu Development Zone
Xinzheng City
Zhengzhou, Henan Province 451191
People’s Republic of China
Attn: Chief Financial Officer
Fax No.: +86-371-6771 8787

With a copy to:	Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304
Attn: Thomas M. Shoesmith
Fax No.: +1 650 233 4545

If to C-I:	Cambelle-Inland, LLC
1325 Avenue of the Americas, 27th Floor
New York, New York 10019
United States of America
Attention: Craig T. Bouchard
Fax No.: +1 212 678 9230

With a copy to:	Crowell & Moring LLP
275 Battery Street, 23rd Floor
San Francisco, California 94110
United States of America
Attn: Murray Indick
Fax No.: +1.415.986.2827

11.9         Faxes and Counterparts. This Agreement may be executed in one or more counterparts. Delivery of an executed counterpart of the Agreement by facsimile transmission or PDF shall be equally as effective as delivery of an executed hard copy of the same.

11.10         Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Cambelle-Inland, LLC		China Gerui advanced Materials
Group Limited

by:	/s/ Craig T. Bouchard	By:	/s Lu Mingwang
Name: Craig T. Bouchard		Name: Lu Mingwang
Title: Chief Executive Officer		Title: Chairman

 Signature Page to the Registration Rights Agreement